Exhibit 99.1

PRESS RELEASE

For release:	March 1, 2016

Contact:	Media
Stephen Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity plc Reports 2015 Financial Results.

Dublin, Ireland (March 1, 2016) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the year ended December 31, 2015 of $41.5 million or $1.69 per share. Operating income was $44.0 million for the year ended December 31, 2015. Excluding one-time costs associated with the acquisition of American Reliable Insurance Company (“American Reliable”), operating income was $49.4 million at December 31, 2015. As of December 31st, book value per share was $42.98, an increase of 19.9% compared to book value per share of $35.86 at December 31, 2014.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,
	2015	2014

Gross Premiums Written	$590.2	$291.3
Net Premiums Written	$501.2	$273.2

Net income	$41.5	$62.9
Net income per share	$1.69	$2.48

Operating income	$44.0	$43.2
Operating income per share	$1.80	$1.71

Combined ratio analysis:
Loss ratio	54.6	51.2
Expense ratio	39.9	40.8

Combined ratio	94.5	92.0

	As of December 31,
	2015	2014

Book value per share	$42.98	$35.86
Shareholders’ equity	$749.9	$908.3
Cash and invested assets (1)	$1,516.3	$1,611.8

(1)	Including receivable for securities sold

Cynthia Y. Valko, Chief Executive Officer, commented: “Gross written premiums for the year 2015 doubled compared to 2014 as a result of the acquisition of American Reliable in January 2015, and operating income, excluding acquisition costs related to the acquisition, was $49.4 million compared to $45.3 million for 2014. Both commercial and reinsurance had excellent results for 2015, and although American Reliable property suffered several fire catastrophes, the overall combined ratio was still good at 94.5%. Book value per share also grew 19.9%, aided by the share redemption executed in the fourth quarter. Overall, a very busy but successful year now that the integration of American Reliable is complete.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in the continued integration of American Reliable business, which could result in a failure to realize the potential benefits of the acquisition, and the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Global Indemnity plc’s Combined Ratio for the Twelve Months Ended December 31, 2015

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio, by reportable business segment, for the twelve months ended December 31, 2015 are as follows:

	Commercial Lines	Personal Lines	Reinsurance Operations
Loss Ratio	48.9	64.8	26.8
Expense Ratio	41.7	39.2	36.7

Combined Ratio	90.6	104.0	63.5

Loss Ratio:

Commercial Lines Operations:

The loss ratio for the Company’s Commercial Lines was 48.9% for 2015 compared with 55.7% for 2014. The loss ratio for the twelve months ended December 31, 2015 was lower than the comparable period in 2014 due to lower than expected claims severity experienced across multiple prior accident years in general liability, and better than anticipated claims frequency and severity in professional lines related to prior years. Current accident year results for 2015 were consistent with the same period in 2014.

Personal Lines Operations:

The Personal Lines are a new segment in 2015 resulting from the acquisition of American Reliable Insurance Company. The loss ratio for the Company’s Personal Lines was 64.8% for 2015. Losses for 2015 were higher than anticipated due to wild fires in California.

Reinsurance Operations:

The loss ratio for the Company’s Reinsurance Operations was 26.8% for 2015 compared with 34.8% for 2014. The improvement in the loss ratio for the twelve months ended December 31, 2015 was driven by less than anticipated case incurred emergence on property and legacy contracts related to prior years. Current accident year losses increased slightly compared to 2014 primarily due to slightly higher premium volume in professional lines, which generally has a higher loss ratio than property.

Expense ratio:

For the twelve months ended December 31st, the expense ratio improved 0.9 points from 40.8 in 2014 to 39.9 in 2015. The improvement in the expense ratio is primarily attributable to synergies realized as a result of the acquisition of American Reliable.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2015	2014	2015	2014
Commercial Lines Operations	$214,218	$229,978	$197,526	$212,965
Personal Lines Operations	326,282	—	254,035	—
Reinsurance Operations	49,733	61,275	49,683	60,216

Total	$590,233	$291,253	$501,244	$273,181

Gross premiums written and net premiums written increased 102.7% and 83.5%, respectively, compared to the same period in 2014.

Commercial Lines Operations: For the twelve months ended December 31, 2015, gross premiums written and net premiums written decreased 6.9% and 7.2%, respectively, compared to the same period in 2014. The decline was the result of underwriting actions taken to improve profitability.

Personal Lines Operations: Personal lines is a new segment for the Company resulting from the acquisition of American Reliable during the first quarter of 2015.

Gross premiums written include $55.8 million of business that is currently written by American Reliable and is 100% ceded to insurance entities owned by the former parent. Net premiums written were $254.0 million for the twelve months ended December 31, 2015 compared to $255.2 million for the same period in 2014.

Reinsurance Operations: For the twelve months ended December 31, 2015, gross premiums written and net premiums written decreased 18.8% and 17.5%, respectively, compared to the same period in 2014. The decrease in gross and net premiums written is due to rate pressure experienced in the property catastrophe reinsurance marketplace.

###

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Gross premiums written	$130,701	$64,053	$590,233	$291,253

Net premiums written	$106,638	$60,686	$501,244	$273,181

Net premiums earned	$123,222	$66,930	$504,143	$268,519
Net investment income	8,375	6,333	34,609	28,821
Net realized investment gains (losses)	3,842	(4,366)	(3,374)	35,860
Other income	992	106	3,400	555

Total revenues	136,431	69,003	538,778	333,755

Net losses and loss adjustment expenses	48,498	24,065	275,368	137,561
Acquisition costs and other underwriting expenses	51,185	28,505	201,303	109,619
Corporate and other operating expenses	5,007	4,945	24,448	14,559
Interest expense	2,278	194	4,913	822

Income before income taxes	29,463	11,294	32,746	71,194
Income tax expense (benefit)	2,159	230	(8,723)	8,338

Net income	$27,304	$11,064	$41,469	$62,856

Weighted average shares outstanding–basic	20,695	25,147	24,254	25,132

Weighted average shares outstanding–diluted	20,957	25,353	24,506	25,331

Net income per share – basic	$1.32	$0.44	$1.71	$2.50

Net income per share – diluted	$1.30	$0.44	$1.69	$2.48

Combined ratio analysis:
Loss ratio	39.4	36.0	54.6	51.2
Expense ratio	41.5	42.6	39.9	40.8

Combined ratio	80.9	78.6	94.5	92.0

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) December 31, 2015	December 31, 2014
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2015 - $1,308,333 and 2014 - $1,272,948)	$1,306,149	$1,283,475
Equity securities:
Available for sale, at fair value (cost: 2015 - $100,157 and 2014 - $99,297)	110,315	122,048
Other invested assets:
Available for sale securities, at fair value (cost: 2015 - $30,059 and 2014 - $33,174)	32,592	33,663

Total investments	1,449,056	1,439,186

Cash and cash equivalents	67,037	58,823
Restricted cash	—	113,696
Premiums receivable, net	89,245	56,586
Reinsurance receivables, net	115,594	125,718
Funds held by ceding insurers	16,037	25,176
Deferred federal income taxes	34,687	20,250
Deferred acquisition costs	56,517	25,238
Intangible assets	23,607	17,636
Goodwill	6,521	4,820
Prepaid reinsurance premiums	44,363	4,725
Receivable for securities sold	172	60
Federal income taxes receivable	4,828	3,139
Other assets	49,630	34,980

Total assets	$1,957,294	$1,930,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$680,047	$675,472
Unearned premiums	286,285	120,815
Ceded balances payable	4,589	2,800
Contingent commissions	11,069	12,985
Debt	172,034	174,673
Other liabilities	53,344	34,998

Total liabilities	1,207,368	1,021,743

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,424,546 and 16,331,577 respectively; A ordinary shares outstanding: 13,313,751 and 13,266,762, respectively; B ordinary shares issued and outstanding: 4,133,366 and 12,061,370, respectively	3	3
Additional paid-in capital	529,872	519,590
Accumulated other comprehensive income, net of taxes	4,078	23,384
Retained earnings	318,416	466,717
A ordinary shares in treasury, at cost: 3,110,795 and 3,064,815 shares, respectively	(102,443)	(101,404)

Total shareholders’ equity	749,926	908,290

Total liabilities and shareholders’ equity	$1,957,294	$1,930,033

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) December 31, 2015	December 31, 2014

Fixed maturities	$1,306.1	$1,283.5
Cash and cash equivalents	67.0	172.5

Total bonds and cash and cash equivalents	1,373.1	1,456.0
Equities and other invested assets	143.0	155.7

Total cash and invested assets, gross	1,516.1	1,611.7
Receivable for securities sold	0.2	0.1

Total cash and invested assets, net	$1,516.3	$1,611.8

(Unaudited) Twelve Months Ended December 31, 2015 (a)

Net investment income	$34.6

Net realized investment losses	(3.4)
Net change in unrealized investment gains and losses	(25.6)

Net realized and unrealized investment returns	(29.0)

Total investment return	$5.6

Average total cash and invested assets	$1,752.8

Total investment return %	0.3%

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2015	2014	2015		2014

Operating income	$24,596	$14,574	$44,026	(1)	$43,194	(2)
Adjustments:
Net realized investment gains/(losses), net of tax	2,708	(3,510)	(2,557)		19,662

Net income	$27,304	$11,064	$41,469		$62,856

Weighted average shares outstanding – basic	20,695	25,147	24,254		25,132

Weighted average shares outstanding – diluted	20,957	25,353	24,506		25,331

Operating income per share – basic	$1.19	$0.58	$1.82		$1.72

Operating income per share – diluted	$1.17	$0.57	$1.80		$1.71

(1)	Excluding $5.4 million of acquisition expenses related to American Reliable Insurance Company, operating income would have been $49.4 million for the twelve months ended December 31, 2015.
(2)	Excluding $2.1 million of acquisition expenses related to American Reliable Insurance Company, operating income would have been $45.3 million for the twelve months ended December 31, 2014.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.